Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jessica Greer

(434) 336-7737

investorrelations@endi-inc.com

Enterprise Diversified, Inc. Announces Second Quarter 2020 Financial Results and Shareholder Presentation

Richmond, VA—August 7, 2020—Enterprise Diversified, Inc. (OTCQB: SYTE) (“ENDI” or the “Company”) announced its financial results for the quarter ending June 30, 2020, in connection with filing its quarterly report on Form 10-Q with the Securities and Exchange Commission.

A summary of quarterly results for the Company’s reportable segments can be found below. Our full report on the Form 10-Q filing can be found at enterprisediversified.com.

Quarter Ended June 30, 2020	Asset Management	Real Estate	Internet	Other	Discontinued Operations - Home Services	Consolidated

Revenues	$1,268,819	$16,494	$245,215	$—	$—	$1,530,528
Cost of revenue	—	7,114	79,229	—	—	86,343
Operating expenses	93,742	1,075	46,434	204,391	—	345,642
Other income (expense)	—	(6,730)	2,753	3,750	—	(227)
Income (loss) from continuing operations	1,175,077	1,575	122,305	(200,641)	—	1,098,316
Income (loss) from discontinued operations	—	—	—	—	3,149	3,149
Goodwill	—	—	212,445	—	—	212,445
Identifiable assets	$9,608,598	$465,663	$441,802	$452,738	$291	$10,969,092

The Company’s wholly owned asset management subsidiary, Willow Oak, offers unique partnership opportunities to boutique fund managers and operational support through Fund Management Services (FMS). Willow Oak’s direct investment in Alluvial Fund is the primary driver of gains and losses in a given quarter. Additional revenue attributable to the subsidiary is generated by fee share arrangements with affiliated funds on the Willow Oak platform and fees earned from Willow Oak’s FMS.

The Company also released a shareholder presentation including financial highlights and details on business completed by the company during the quarter ending June 30, 2020. The full presentation can be viewed here: enterprisediversified.com/information.

About Enterprise Diversified, Inc.

Enterprise Diversified, Inc. is primarily focused on partnering with alternative asset managers, in addition to holding interests in companies associated with internet access, real estate, and home services. Copies of Enterprise Diversified’s press releases and additional information about the company are available at enterprisediversified.com.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.